UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 21, 2018

GAIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-27517	84-1113527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West Boulder Road, Louisville, CO 80027-2452
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (303) 222-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2018, Gaia, Inc. (“Gaia”) entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley FBR, Inc., as representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 2,333,333 shares of Gaia’s Class A common stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), all of which were sold by Gaia. The offering price to the public was $15.00 per share. Under the terms of the Underwriting Agreement, Gaia granted the Underwriters a 30-day option to purchase up to 350,000 additional shares of Common Stock to cover over-allotments, if any.

In connection with the Offering, certain of Gaia’s directors and executive officers purchased in the aggregate 134,733 shares of Common Stock in the Offering.

The Offering was made pursuant to Gaia’s shelf registration statement on Form S-3 (File No. 333-213895) (the “Registration Statement”), which the Securities and Exchange Commission (“SEC”) declared effective on October 19, 2016, as supplemented by a preliminary prospectus supplement dated March 21, 2018 and a final prospectus supplement dated March 22, 2018, to the prospectus contained in the Registration Statement dated October 19, 2016.

On March 26, 2018, the Offering closed and Gaia completed the issuance and sale of an aggregate of 2,683,333 shares of Common Stock, which includes the exercise in full by the Underwriters of their option to purchase an additional 350,000 shares of Common Stock. Gaia received net proceeds from the Offering of approximately $37.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Gaia. Gaia intends to use the net proceeds of the Offering for general corporate purposes, including working capital.

Pursuant to the Underwriting Agreement, Gaia agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  Gaia and its directors and executive officers also agreed not to sell or transfer any Shares held by them for 90 days after March 21, 2018 without first obtaining the written consent of B. Riley FBR, Inc., subject to certain exceptions, extensions and terms as set forth in the Underwriting Agreement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Gaia. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties.

A copy of the legal opinion of Bartlit Beck Herman Palenchar & Scott LLP relating to the validity of the shares issued and sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01 Other Events.

On March 21, 2018, Gaia issued a press release announcing the launch of the Offering and on March 22, 2018, Gaia issued a press release announcing the pricing of the Offering. Copies of the press releases are filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated March 21, 2018, by and between Gaia, Inc. and B. Riley FBR, Inc., as representative of the several underwriters named therein

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in its opinion filed as Exhibit 5.1)

99.1	Press Release dated March 21, 2018

99.2	Press Release dated March 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAIA, INC.

By:	/s/ Paul Tarell
Name: Paul Tarell
Title: Chief Financial Officer

Date: March 26, 2018